Exhibit 4.3

                                      FORM
                                       OF
                             STOCK OPTION AGREEMENT


     THIS AGREEMENT made as of the ____ day of __________.

B E T W E E N:

             METALLICA RESOURCES INC., a corporation
             incorporated under the laws of the Province of Ontario

                 (hereinafter referred to as the "Corporation"),

                                                              OF THE FIRST PART,

                                      A N D

        _______________________, a service provider for the Corporation,

                  (hereinafter referred to as the "Optionee"),

                                                             OF THE SECOND PART.


     THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

     1. Pursuant to the 1996 Stock Option Plan established by the Board of Directors of the Corporation on September 25, 1996, and approved by the shareholders of the Corporation on June 24, 1997, the Corporation hereby conditionally grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option (the "Option") to purchase __________ common shares (the said shares being hereinafter called the "Optioned Shares"), at the price of Cdn$______ per Optioned Share.

     2. The Optionee shall, subject to the terms and conditions hereinafter set out, have the right to exercise the Option with respect to all or any part of the Optioned Shares in respect of which the Option shall have vested at any time or from time to time after the date on which Shareholder Approval is obtained and prior to the close of business on November 8, 2004 (the "Expiry Time"). The Option shall vest as follows:

(a) the Option shall vest as to _____% of the total number of Optioned Shares on the date hereof;

(b) the Option shall vest as to an additional _____% of the total number of Optioned Shares (for a cumulative total of _____% of the total number of Optioned Shares) on November _________; and

(c)  the Option shall vest as to all of the Optioned Shares on
     __________________.

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At the Expiry Time the Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the Option has not been exercised.

     3. Notwithstanding the provisions of paragraph 2 above, in the event of the death of the Optionee prior to the Expiry Time while still a service provider to the Corporation (as such term is defined in the 1996 Stock Option Plan), the Option may be exercised, as to such of the Optioned Shares in respect of which the Option shall have vested as of the date of death of the Optionee and which have not previously been exercised, by the legal personal representatives of the Optionee at any time up to and including but not after a date one year following the date of death of the Optionee or prior to the Expiry Time, whichever is the earlier.

     4. Notwithstanding the provisions of paragraph 3 above, in the event that the Optionee ceases to be a service provider for the Corporation, the Option may be exercised, as to such of the Optioned Shares in respect of which the Option shall have vested as of the date on which the Optionee ceases to be a service provider to the Corporation and which have has not previously been exercised, at any time up to and including but not after a date ninety days following the date of such cessation or prior to the Expiry Time, whichever is the earlier.

     5. Notwithstanding the vesting provisions set out in paragraph 2 above, the directors of the Corporation shall have the right, in their sole and unfettered discretion, to amend the provisions of this Agreement to permit the exercise of the Option hereby granted at earlier times than otherwise permitted under paragraph 3. In addition, upon the occurrence of an Acceleration Event (as defined in the 1996 Stock Option Plan), the Option shall immediately vest in respect of all of the Optioned Shares.

     6. The Option shall be exercisable by the Optionee giving a notice in writing (the "Notice") addressed to the Corporation at its principal office and delivered to the Secretary of the Corporation, which Notice shall specify therein the number of Optioned Shares in respect of which this Option is being exercised and shall be accompanied by payment in full of the purchase price for the number of Optioned Shares specified therein. Upon any such exercise of this Option as aforesaid, the Corporation shall deliver to the Optionee within ten days following receipt by the Corporation of the Notice a certificate or certificates in the name of the Optionee representing in the aggregate such number of Optioned Shares as the Optionee shall have paid for and as are specified in the Notice.

     7. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised his Option to purchase hereunder in the manner hereinbefore provided.

     8. In the event of any subdivision, re-division, consolidation, reclassification or change of the shares of the Corporation at any time prior to the Expiry Time into a greater or lesser number of shares or into shares of a different class, the Corporation shall thereafter deliver at the time of exercise, in lieu of the number or class of shares in respect of which the Option is then being exercised, such number and class of shares of the Corporation as would result from said subdivision, re-division, consolidation, reclassification or change without the Optionee making any additional payment or giving any other consideration therefor.

     9. The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Optioned Shares in respect of which the Optionee shall have exercised his Option to purchase hereunder and which the Optionee shall have actually taken up and paid for.

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


     10. Time shall be of the essence of this Agreement.

     11. This Agreement shall not be assignable by the Optionee.

     12. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.


     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED, SEALED AND DELIVERED            )
    in the Presence of                  )
                                        )
                                        )        -----------------------------
                                        )        [Optionee]
                                        )

                                                 METALLICA RESOURCES INC.


                                                 By:__________________________
                                                        Craig J. Nelsen
                                                        Chairman







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